Exhibit 99.1
AVANIR PHARMACEUTICALS REPORTS SECOND QUARTER FISCAL 2007 FINANCIAL
RESULTS
ALISO VIEJO, Calif., May 9, 2007 — Avanir Pharmaceuticals (NASDAQ: AVNR) today reported financial results for the quarter ended March 31, 2007.
For the second fiscal quarter of 2007, Avanir reported a net loss of $7.9 million, or $0.20 per share (including a $2.6 million credit for adjustment of stock based compensation expense or $0.07 per share), compared with a net loss of $13.5 million, or $0.44 per share, for the comparable quarter in 2006. Revenues for the second quarter of fiscal 2007 were $5.9 million, compared with $2.5 million for the second quarter of fiscal 2006. Gross margins for the second quarter of fiscal 2007 were $3.6 million, compared to $576,000 in the same period a year ago. Revenues in the second quarter of fiscal 2007 included FazaClo® net revenues of $3.8 million. Total operating expenses were $11.6 million in the second quarter of fiscal 2007 (including a $2.6 million credit for adjustment of stock based compensation expense), compared with $14.7 million in the same period in fiscal 2006.
“Our focus is on the late-stage clinical development of our promising drug candidate Zenvia™ for the treatment of Involuntary Emotional Expression Disorder (IEED) and for diabetic peripheral neuropathic (DPN) pain — both with the potential to address significant unmet medical needs,” said Keith Katkin, Avanir‘s President and CEO. “We are working aggressively to solidify our financial position to fund our clinical development programs, which include cost cutting and restructuring measures announced in March. We are actively evaluating several strategic options simultaneously, with a goal to raise sufficient funds to finance operating expenses for the next two years, while minimizing shareholder dilution.”
The Company is targeting an annual net cash burn of $20 million, or an average of $5 million per quarter, inclusive of the projected costs for our planned confirmatory Phase III trial of Zenvia for IEED but excluding any costs associated with a second Phase III Zenvia trial in DPN pain. Subsequent to the end of the second quarter of fiscal 2007 the Company completed the sale of 2.2 million shares of common stock with net proceeds of $7.2 million and has up to $36 million remaining available for sale under an effective shelf registration statement.
2007 Fiscal Second Quarter and Recent Highlights:
Clinical Programs and Pipeline
•	Reported positive top-line results of a Phase III study for Zenvia in diabetic peripheral neuropathic (DPN) pain where the primary endpoint was met. These data have been accepted for presentation at the International Congress on Neuropathic Pain in Berlin on June 8, 2007. The Company has requested a meeting with the U.S. Food and Drug Administration (FDA) to discuss the next study for Zenvia for the treatment of DPN pain.

•	Announced that based on a meeting with the FDA, the Company will conduct an additional Zenvia trial in patients with IEED to confirm that a proposed lower dose is safe and effective. Also announced agreement to initiate certain preclinical and clinical pharmacology studies involving Zenvia. The Company is currently working with the FDA on clinical trial design and expects to enroll the first patient by calendar year end.

•	Announced a successful conclusion to the research collaboration with Novartis for the Macrophage Migration Inhibitor Factor (MIF) program. Novartis has assumed all continuing research and development activities for the MIF program with plans to further develop the lead candidate, AVP-28225. The two companies have been involved in a two-year research collaboration to identify orally active, small molecule inhibitors of MIF for the treatment of inflammatory diseases. Avanir will receive a milestone payment if the molecule reaches the next stage of development and is eligible to receive additional milestone payments through clinical development and royalty payments on worldwide sales if the technology is ultimately commercialized.

•	Announced that Avanir and AstraZeneca mutually agreed to end their research collaboration and license agreement on the Reverse Cholesterol Transport (RCT) program. The collaboration will end in the third fiscal quarter and the Company will receive no additional research funding from this collaboration once it terminates. The Company is evaluating options for the RCT program.
Company Operations
•	Announced that Keith Katkin, formerly Senior Vice President of Sales and Marketing, was elected President and CEO, and appointed to the Board of Directors. The Company also announced that Randall Kaye, M.D., was promoted to Senior Vice President and Chief Medical Officer from his former position as Vice President, Clinical and Medical Affairs and announced the appointment of Martin J. Sturgeon as Vice President and Chief Accounting Officer.

•	Craig A. Wheeler was elected Chairman of the Board of Directors effective May 3, 2007.

•	Reported that the Company is in discussions with several parties that have expressed interest in potentially acquiring certain Company assets, including FazaClo and several investigational compounds. These discussions remain ongoing and no definitive terms have been reached at this time.

•	Announced a planned reduction in headcount and payroll-related expenses associated with the end of the research collaborations and plans to sub-lease the Company’s San Diego facilities.
Product Performance
Performance for FazaClo® (clozapine, USP), the Company’s antipsychotic for treatment-resistant schizophrenia and reduction of recurrent suicidal behavior in patients with schizophrenia or schizo-affective disorder, in the three months ended March 31, 2007 was as follows:
•	Net wholesaler shipments during the quarter of $4.2 million, compared to $2.7 million in the second quarter of fiscal 2007, a quarter over quarter increase of 56%.

•	FazaClo total prescription volume increased 52% over the same quarter last year and 15% over the previous fiscal quarter.
Balance Sheet Highlights
As of March 31, 2007, we had cash and investments in securities totaling $8.7 million, including cash and cash equivalents of $5.3 million, short and long-term investments in securities of $2.2 million and restricted investments in securities of $1.2 million. After the end of the quarter, the Company reported raising additional net proceeds of approximately $7.2 million from the sale of 2.2 million shares of common stock into the open market under the offering prospectus filed with the Securities and Exchange Commission (SEC).
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 8:00 a.m. Pacific time/11:00 a.m. Eastern time to discuss business developments in the second quarter of fiscal 2007. The call/webcast will feature Keith Katkin, President and Chief Executive Officer; Michael Puntoriero, Senior Vice President and Chief Financial Officer; and Randall Kaye, M.D., Senior Vice President and Chief Medical Officer. Investors are invited to listen to the live webcast by visiting Avanir‘s corporate website at www.avanir.com. To listen to the live call, please go to Avanir‘s website prior to the start of the call to register, download and install the necessary audio software.

A webcast replay will be available on Avanir‘s website for 30 days, and a telephone replay will be available through May 14, 2007, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 5305269.
About Avanir
Avanir Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system, cardiovascular disorders, inflammation and infectious diseases. Avanir currently markets FazaClo, the only orally-disintegrating formulation of clozapine for the management of severely ill schizophrenic patients who fail to respond adequately to standard drug treatments for schizophrenia. FazaClo is also indicated for reducing the risk of suicidal behavior in patients with schizophrenia or schizoaffective disorder. For full prescribing information and important safety information regarding FazaClo, please visit www.fazaclo.com. Avanir‘s lead product candidate for the treatment of involuntary emotional expression disorder (IEED), Zenvia, is the subject of an approvable letter from the FDA. Additionally, Avanir recently completed a Phase III clinical trial with Zenvia in patients with diabetic peripheral neuropathic pain where the primary endpoint was met. Avanir has an ongoing development program with Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.
Forward Looking Statement
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that the Company will receive FDA regulatory approval for Zenvia or that the additional development work for Zenvia will be completed in the time periods that are anticipated. Final review decisions made by the FDA and other regulatory agencies concerning are often unpredictable and outside the influence and control of the Company. There can also be no assurance that the Company’s cost-cutting measure will result in the anticipated savings or that the Company will be able to finance continued operations on attractive, or even acceptable, terms. Risks and uncertainties also include the risks set forth in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
To be included on Avanir‘s e-mail alert list; click on the link below or visit Avanir‘s website:
http://www.b2i.us/irpass.asp?BzID=958&to=ea&s=0
Lippert/Heilshorn & Associates, Inc.
Jody Cain (jcain@lhai.com)
Bruce Voss (bvoss@lhai.com)
310-691-7100

AVANIR PHARMACEUTICALS
CONSOLIDATED STATEMENTS OF OPERATIONS
March 31, 2007
(Unaudited)

	Three Months ended March 31		Six Months ended March 31
	2007	2006	2007	2006
REVENUES FROM PRODUCT SALES
Net revenues	$3,829,111	$—	$10,099,815	$—
Cost of revenues	1,308,256	—	2,655,440	—

Product gross margin	2,520,855	—	7,444,375	—
REVENUES AND COST OF RESEARCH SERVICES AND OTHER
Revenues from research services	920,448	1,956,565	2,190,692	4,434,583
Cost of research services	(607,164)	(1,795,634)	(1,771,239)	(3,811,719)
Revenues from government research grant services	266,728	75,862	353,076	160,687
Cost of government research grant services	(369,261)	(96,966)	(464,988)	(166,955)
Revenues from license agreements	56,019	9,342	113,284	5,009,342
Revenue from royalities and royalty rights	779,673	427,259	1,502,713	1,009,304

Research services and other gross margin	1,046,443	576,428	1,923,538	6,635,242
Total gross margin	3,567,298	576,428	9,367,913	6,635,242
OPERATING EXPENSES
Research and development	6,245,285	6,162,322	12,151,286	13,365,128
Selling, general and administrative	5,330,405	8,492,115	18,576,339	13,260,858

Loss from Operations	$(8,008,392)	$(14,078,009)	$(21,359,712)	$(19,990,744)
OTHER INCOME (EXPENSES)
Interest expense	(315,510)	(21,403)	(918,538)	(44,841)
Interest income	144,862	564,422	336,338	892,588
Other	284,934	(5,492)	430,279	5,020

Loss before income taxes	$(7,894,106)	$(13,540,482)	$(21,511,633)	$(19,137,977)
Provision for inome taxes	(13,404)	(4)	(13,404)	(2,421)

Net loss before cumulative effect of change in acctg principal	(7,907,510)	(13,540,486)	(21,525,037)	(19,140,398)
Cumulative effect of change in acctg principal	—	—	—	(3,616,058)

NET LOSS	$(7,907,510)	$(13,540,486)	$(21,525,037)	$(22,756,456)

BASIC AND DILUTED NET LOSS PER SHARE:	(0.20)	(0.44)	(0.63)	(0.76)

Weighted average shares outstanding	39,047,597	31,086,874	34,148,261	29,819,338

AVANIR PHARMACEUTICALS
SELECTED BALANCE SHEET DATA
March 31, 2007
(Unaudited)

	March 31,	September 30,
	2007	2006
Cash and Cash Equivalents	$5,286,799	$4,898,214
Investments and Restricted Cash	$3,382,080	$19,851,859
Receivables, net	$3,410,745	$3,042,468
Inventories	$3,019,237	$2,835,203
Accounts Payable and Other Current Liabilities	$13,427,231	$27,808,787
Deferred Revenues	$19,666,433	$23,309,325
Total Debt	$23,065,893	$25,788,310
Total Shareholders Equity	$(5,848,755)	$(5,674,535)
AVANIR PHARMACEUTICALS
SELECTED CASH FLOW DATA
March 31, 2007
(Unaudited)

Six Months Ended
March 31, 2007
Net Loss	$(21,525,037)
Depreciation and Amortization	2,787,297
Share-based compensation expense (income)	(824,871)
Net Change in operating assets and liabilities	(13,760,036)

Net cash used for operating activities	(33,322,647)
Net cash provided by (used for investing activities)	16,459,260
Net cash provided by financing activities	17,251,972

Net increase in cash and cash equivalents	388,585
Cash and Cash Equivalents at beginning of period	4,898,214

Cash and Cash Equivalents at end of period	$5,286,799
Investments and Restricted Cash	3,382,080

Total Cash and Investments at end of period	$8,668,879